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                                                                      Exhibit 16


March 20, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the third, fourth and fifth paragraphs of Item 9 included in the form 10-K dated March 20, 2002 of Illinois Power Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP

cc:
Mr. Robert D. Doty, CFO, Illinois Power Company